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                                                                     EXHIBIT 2.3

                               SECOND AMENDMENT
                          TO STOCK PURCHASE AGREEMENT


     This Second Amendment to Stock Purchase Agreement (the "Second Amendment") dated July 23, 1998, is by and among Elmagco, Inc., a Delaware corporation ("Elmagco"), Begemann, Inc., a Delaware corporation ("Seller"), and Boots & Coots International Well Control, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S T H:

     WHEREAS, Elmagco, Seller, and Buyer have entered into that certain Stock Purchase Agreement dated June 22, 1998 (the "Purchase Agreement") pursuant to which Buyer is purchasing from Seller all of the issued and outstanding stock of Elmagco;

     WHEREAS, Elmagco, Seller and Buyer have entered into that certain First Amendment to Stock Purchase Agreement dated July 21, 1998 (the "First Amendment"); and

     WHEREAS, Elmagco, Seller, and Buyer desire to further amend the Purchase Agreement as herein set forth.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Unless the context hereof indicates otherwise, all capitalized terms used herein shall have the same meaning as such capitalized terms are defined in the Purchase Agreement.

     2. Amendment. As of the Closing Date, Seller is entitled to receive from Elmagco, as a dividend, a tax sharing payment for the period through the Closing Date. The amount of such tax sharing payment is hereby recognized and approved as a dividend from Elmagco to Seller as of the Closing Date. The amount of the tax sharing payment, net of certain other balances between Elmagco and Seller which are being offset as of the Closing Date, is herein referred to as the "Additional Distribution." Pursuant to Section 1.6 of the Purchase Agreement, Seller is responsible for all franchise taxes of Elmagco resulting from the
Section 338(h)(10) election described therein (the "Resulting Franchise Taxes"). As of the date hereof, the amount of the Resulting Franchise Taxes is unknown. Accordingly, Buyer and Seller hereby agree that Elmagco shall withhold from the Additional Distribution, as security for Seller's obligation to pay the Resulting Franchise Taxes, the sum of $600,000 (the "Withheld Tax Amount"). Seller hereby authorizes Buyer and Elmagco to utilize the Withheld Tax Amount to pay the Resulting Franchise Taxes, which Seller agrees shall be paid pursuant to a timely filed franchise tax return (or returns, if Resulting Franchise Taxes are due to more than one state). If the Resulting Franchise Taxes exceed the Withheld Tax Amount, Buyer and Elmagco will promptly notify Seller, and Seller will wire transfer to Elmagco the balance of the Resulting Franchise Taxes. If the Withheld Tax Amount exceeds the Resulting Franchise Taxes reflected on such return or returns, Buyer and Elmagco shall immediately release the excess to Seller.
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     3.   Ratification.  The terms and provisions as set forth in this Second
Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Purchase Agreement as amended. Except as expressly modified and superseded by this Second Amendment, the terms and provisions of the Purchase Agreement, as amended and any instruments executed in connection with the Purchase Agreement, as amended are hereby ratified and confirmed and shall continue in full force and effect. Each of the parties hereto specifically ratifies all representations and warranties made in the Purchase Agreement, as amended and certifies that the representations and warranties made therein remain true and correct as if the representations and warranties were made herein as of the date hereof.

     4. Execution Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and of which taken together shall constitute but one and the same instrument.

     5. Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of Texas.

     6. Successors and Assigns. This Second Amendment is binding upon and shall inure to the benefit of Elmagco, Seller, Buyer, and their respective successors and assigns.

     7. Headings. The headings, captions and arrangements used in this Second Amendment are for convenience only and shall not affect the interpretation of this Second Amendment.

     8. NO ORAL AGREEMENTS. THIS SECOND AMENDMENT, WHEN TAKEN THERETO TOGETHER WITH THE PURCHASE AGREEMENT AND THE FIRST AMENDMENT AND THE SCHEDULES CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

     EXECUTED this 23rd day of July, 1998.


                                    ELMAGCO, INC.



                                    By:___________________________________
                                         H.B. Payne, Jr.
                                         President and Chief Executive Officer

                                      -2-
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                                    BEGEMANN, INC.



                                    By:____________________________________
                                    Name:_________________________________
                                    Title:_______________________________


                                    BOOTS & COOTS INTERNATIONAL
                                    WELL CONTROL, INC.



                                    By:____________________________________
                                         Thomas L. Easley
                                         Vice President

                                      -3-